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                                                               FILE NO. 33-65135
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED APRIL 4, 1996)
                (TO PROSPECTUS SUPPLEMENT DATED APRIL 10, 1996)
                                     PROSPECTUS NUMBER: 1423


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $43,798,000.00


TRADE DATE:               November 22, 1996


ORIGINAL ISSUE DATE:      November 25, 1996


MATURITY DATE:            November 26, 2001


INTEREST RATE:            0.00%


INTEREST PAYMENT DATES:   N/A


OPTIONAL REPAYMENT DATES: N/A


INITIAL REDEMPTION DATE:  N/A


OTHER PROVISIONS:         Notwithstanding any other provision contained in the Notes offered hereby, if an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing and the principal of all the Notes is declared due and payable in the manner and with the effect provided in the Indenture, "principal" with respect to the Notes in determining any amount then declared due and payable shall mean the Issue Price of this
                          Note plus that portion of the accrued Original Issue Discount attributable to the period from the Original Issue Date to the date of acceleration (calculated on a semi-annual bond equivalent basis using a year composed of twelve 30-day months). Issue
                          Price shall equal $32,156,401.57 and Original Issue Discount shall equal
                          $11,641,598.43.


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     Notwithstanding the provisions contained in the Prospectus Supplement dated
April 10, 1996 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.







           The date of this Prospectus Supplement: November 22, 1996